Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form- S-1, of Graphjet Technology (formerly of Graphjet Technology Sdn Bhd., formerly Energem Corp), of our report dated December 11, 2023 on our audit of the balance sheets of Graphjet Technology Sdn Bhd. as of September 30, 2023 and 2022, and the related statements of operations, changes in shareholders’ deficit and cash flows for each of the years in the two-year period ended September 30, 2023, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

October 3, 2024